Exhibit 23




                Independent Auditors' Consent





The Board of Directors
E&B Marine Inc.:


We consent to incorporation by reference in the Registration Statements (Nos. 33-61193, 33- 42412, 33-42413, 2-91407, 2-91409 and 2-99055) on Form S-8 of E&B
Marine Inc. of our report dated February 15, 1996, relating to the consolidated balance sheets of E&B Marine Inc. and subsidiaries as of December 30, 1995 and December 31, 1994, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for each of the years in the three-year period ended December 30, 1995, which report appears in the December 30, 1995 annual report on Form 10-K of E&B Marine Inc.

Our report refers to a change in the method of accounting for income taxes.





                                                      KPMG Peat Marwick LLP


Short Hills, New Jersey
March 28, 1996